Exhibit 99.1

XWELL Announces Plans to File Form 12b-25 to Extend Filing Date of its Form 10-K And Provides Preliminary FY2022 Operating Update

NEW YORK, NY (March 30, 2023) — XWELL, Inc. (Nasdaq: XWEL) (“XWELL” or the “Company”), an authority in health and wellness solutions for people on the go, today announced plans to file a Form 12b-25 with the U.S. Securities and Exchange Commission regarding its Annual Report on Form 10-K for the year ended December 31, 2022. The Company requires additional time to complete a review in accordance with generally accepted accounting principles to assess the amount of a non-cash impairment charge required for the fourth quarter of 2022. The Form 12b-25 provides the Company with an additional 15 calendar days to complete its assessment and allows its independent registered public accounting firm extra time to complete its audit of the Company’s financial statements before filing its Form 10-K.

The Company currently anticipates filing the 2022 Form 10-K as soon as practicable and expects that, in compliance with Rule 12b-25, it will be filed no later than April 17, 2023. XWELL will make a subsequent press release to schedule the date and time of its fourth quarter conference call once the filing date of its Form 10-K is confirmed.

“The Company continues to work diligently to complete its impairment review and to assist its auditors with their completion of the audit of our financial statements,” commented Scott Milford, XWELL’s Chief Executive Officer. “Operationally, as outlined in our December letter to shareholders, XWELL has made steady progress executing against the Company’s business strategy. This includes creating a leaner and more profitable Spa business domestically and internationally, growing our existing health division through expanded support of the CDC program and bio-surveillance efforts, exploring opportunities to invest in health and wellness business growth outside the airport and efficiently leveraging our capital and optimizing our cost structure to ensure we can fund our future.” Mr. Milford added, “XWELL enters 2023 positioned to capitalize on our growth goals and I’m quite excited about our path ahead."

The Company also announced preliminary unaudited financial results for the fiscal year ended December 31, 2022.

Selected Preliminary Fiscal Year 2022 Financial Update

•	Fiscal year 2022 total revenue is projected to total approximately $56 million, primarily consisting of $15 million in revenue from our XpresSpa and Treat segments, approximately $32 million from XpresCheck locations, approximately $7 million in revenue from our bio-surveillance partnership, and approximately $2 million from HyperPointe.
•	Cost of sales for fiscal year 2022 is projected to increase to $44 million from $41 million in the prior year, primarily as a result of reopening several spas in the US, the opening of four spas in Turkey and the acquisition of Hyperpointe offset by the closure of several underperforming XpresCheck locations in Q4 2022.
•	Gross Profit declined from approximately 44% in 2021 to approximately 22% in 2022, primarily as a result of the decline testing volumes in the XpresTest segment.
•	General and administrative expenses are expected to approximate $31 million, compared with $24 million in the prior year.
o	As reported in the second quarter 2022 10-Q, G&A expenses for the first half of 2022 were approximately $9 million higher than the same period during the prior year.
o	Demonstrating the effect of the Company’s cost savings initiatives, projected G&A expenses for the second half of 2022 will reflect an approximate $4 million savings when compared with the first half of 2022 and an approximate $2 million savings when compared to the same period in 2021.
•	Cash and cash equivalents of approximately $42 million.

Recent Operating Update

•	Opened 5 XpresSpa locations at Turkey’s Istanbul Airport; additional growth in Abu Dhabi during the third quarter of 2023.
•	Opening new XpresSpa at Philadelphia International Airport in 2023.
•	Scaled new retail products and integrated innovative health and wellness technologies, including fully autonomous HydroMassage and Human Touch® hands-free massage equipment as well as AI-powered express manicure units. These three partnerships are designed to drive customer engagement, strengthen brand presence, and increase foot traffic.

•	Expanded support for the Centers for Disease Control and Prevention’s (CDC’s) Traveler-based Genomic Surveillance program to include a pilot study monitoring influenza viruses in addition to SARS-CoV-2.
•	Continue to engage with Benchmark to help identify potential acquisition targets.
•	Reduced cash operating costs with the closure of underperforming XpresCheck locations and the closure of Treat at Phoenix Sky Harbor International Airport.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa®, Treat, XpresCheck® and HyperPointe™

•	XpresSpa is a leading airport retailer of wellness services and related products, with 35 locations in 15 airports globally.

•	Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers.

•	XpresCheck is a provider of COVID-19 screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

Except for historical information contained herein, this press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and are subject to a number of risks and uncertainties that may cause actual results to vary materially from the results and expectations discussed. The risks include, but are not limited to, unexpected changes arising during the ongoing quarterly and year-end review procedures. Additional information concerning these and other risks is contained in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings (some of which reports were filed under the Company’s former name, XpresSpa Group, Inc., prior to its previously announced name change effective October 25, 2022). All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements in this Form 12b-25 are made as of the date of this press release, and XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com